Exhibit 10.1

TRANSITIONAL SERVICES AND SEPARATION AGREEMENT

This Transitional Services and Separation Agreement (the “Agreement”) is entered into by and between Repligen Corporation, a Delaware corporation (the “Company”) and Walter C. Herlihy, Jr. (“Executive”) (together the “Parties”).

WITNESSETH:

WHEREAS, as of the date of this Agreement, the Executive is employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Executive and the Company have mutually agreed that, subject to the terms of this Agreement, on the date of the Company’s 2015 annual stockholders meeting (the “Transition Date”) the Executive shall transition from his position as President and Chief Executive Officer of the Company to Senior Advisor and then his employment will end as set forth herein;

WHEREAS, the Executive and the Company desire that this Agreement supersede any previous agreements or understandings between the Executive and the Company or any of their affiliates, including, without limitation, the offer letter agreement dated March 14, 1996 (the “Offer Letter”); provided and notwithstanding the foregoing, the Confidentiality, Non-Solicitation, and Patent Agreement you entered into with the Company on or about June 24, 2013 (along with Section 8 of this Agreement the “Restrictive Covenants”) and any applicable option agreements or stock-based award agreements with respect to equity held by Executive (the “Equity Agreements”) shall continue to be in full force and effect except to the extent specially modified by this Agreement.

NOW THEREFORE, in consideration of the mutual promises contained in this Agreement, the Executive and Company agree as follows:

1.    Transition Period. If Executive enters into and complies with this Agreement, his employment with the Company shall end effective December 31, 2015, unless it is terminated on an earlier date because the Executive resigns or because the Company ends the employment relationship for Cause.1 For purposes of this Agreement, Executive’s actual last day of

[1]	For purposes of this Agreement, “Cause” means: (i) conduct constituting a material act of misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) the commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) a material breach of any of the Restrictive Covenants; (iv) a breach by the Executive of any of the material provisions contained in this Agreement or any other written agreement by and between the Executive and the Company that, if curable, is not cured with 30 days after the Company notifies the Executive in writing that it believes the Executive has materially breached his obligations under this Agreement, which notice shall specify in reasonable detail such breach and the actions required to cure such breach; (v) a material violation of any of the Company’s written employment policies as applied to other employees in the Company which has continued for more than 30 days following written notice which notice shall specify in reasonable detail such violation and the actions required to cure such violation; or (vi) failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

employment, whether it is December 31, 2015 or an earlier date, shall be referred to as the “Termination Date”. The time period between the Transition Date and the Termination Date shall be referred to herein as the “Transition Period”. Executive will (i) continue to receive his salary and benefits through the Termination Date; including a 401K match by the Company to the extent permitted by the terms of the Company’s 401K plan; (ii) continue to vest in his outstanding equity awards (the “Outstanding Equity Awards”); and (iii) will receive a 2015 bonus for his service as President and Chief Executive Officer, based on 65% of the Executive’s Base Salary, pro-rated through the Transition Date, such bonus shall be paid shall be payable in the first quarter of 2016. The Executive will not be entitled to any other payment or compensation for his services during the Transition Period. In the event a Sale Event (as that term is defined in the Company’s Amended and Restated 2012 Stock Option And Incentive Plan) occurs during the Transition Period, all Outstanding Equity Awards shall immediately accelerate and become fully exercisable.

2.    Duties. During the Transition Period, Executive will no longer serve as the Company’s CEO. Instead, he will transition to the position of Senior Advisor. As Senior Advisor, the Executive will assist with transitional matters and special projects to the extent requested by the Company’s Board of Directors and Chief Executive Officer (the “Continuing Duties”). It is expected that the Continuing Duties will not exceed 10 hours per work week. Notwithstanding the preceding, Executive and the Company may mutually agree to alter or reduce the nature or scope of Executive’s Continuing Duties and such changes will not impact the Company’s obligations pursuant to Sections 1, 3 or 4.

3.    2014 Incentive Compensation. The Executive shall be eligible for cash incentive compensation for 2014 as determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “2014 Incentive Compensation”). The Executive will be paid the 2014 Incentive Compensation on the date the Company’s other executives are paid incentive compensation for 2014 but in no event later than March 15, 2015.

4.    Ending of Employment. In connection with the ending of the Executive’s employment (i) the Company will pay the Executive’s salary through the Termination Date; (ii) the Company shall reimburse the Executive for any outstanding, reasonable business expenses that the Executive incurs on the Company’s behalf through the Termination Date (provided the Company receives appropriate documentation in accordance with the Company’s reimbursement policies); (iii) the Executive’s eligibility to participate in any employee benefit plans and programs of the Company will cease on the Termination Date in accordance with the terms and conditions of those plans, subject to COBRA; and (iv) provided the Executive (A) complies with this Agreement, (B) is not terminated by the Company for Cause, (C) does not resign from his employment prior to December 31, 2015 without the Company’s written consent, and (D) executes the Certificate Updating Release of Claims attached hereto as Exhibit 1, then, and notwithstanding anything to the contrary in the Equity Documents, 50% of what would be unvested Outstanding Equity Awards as of December 31, 2015 pursuant to the regular vesting schedule set forth in the Equity Agreements and assuming a December 31, 2015 Termination Date, shall accelerate and become vested as of the actual Termination Date (whether on December 31, 2015 or an earlier date). The remaining Outstanding Equity Awards shall terminate as of the Termination Date and be of no further effect. The Executive may exercise his vested options in accordance with the Equity Agreements. The Executive shall not be entitled to any severance pay, benefits or equity rights in connection with the ending of his employment whether pursuant to the Offer Letter or otherwise, except as otherwise provided herein and in the Equity Agreements.

5.    Resignation from all Positions. To the extent the ending of the Executive’s relationship with the Company or any Company affiliate is not effectuated by the termination of his employment, the Executive hereby resigns from all other affiliations that he has with the Company or any of its affiliates, effective on the Termination Date. The Executive agrees to execute any reasonably requested resignation letters to confirm any such resignations.

6.    General Release of Claims. The Executive hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Agreement, the Executive has, ever had, now claims to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims: relating to the Executive’s employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of breach of the Offer Letter, of retaliation or discrimination under federal, state or local law of the United States (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay, severance pay or any other compensation or benefits either under the Massachusetts Wage Act, M.G.L. c. 149, § 148-150C, or otherwise; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees; provided, however, that this release shall not apply to any Claims arising after the date of this Agreement, and shall not affect the Executive’s rights under this Agreement, the Equity Agreements or the Restrictive Covenants.

7.    Non-disparagement. The Executive agrees not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Company or any of its affiliates or current officers, directors, employees or managers that would likely effect any of their personal or professional reputations or interests. The Executive also agrees not to make negative comments about his employment with the Company or the ending of his employment relationship. Nothing herein shall prohibit the Executive from communicating freely with the Executive’s attorneys or accountants for legitimate business reasons or prohibit the Executive from testifying truthfully in any legal proceeding or from providing truthful information in response to a request from a governmental agency. The Board agrees to instruct the Company’s current officers and directors not to make any disparaging statements (whether written, oral, through social or electronic media or otherwise) concerning the Executive that would likely effect his personal or professional reputations or interests.

8.    Restrictive Covenants.

(a) Confidential Information. The Executive acknowledges and agrees that he has been in a position of trust at the Company and that he has been exposed and had access to the Company’s confidential and proprietary information (“Confidential Information”). The Executive will continue to have exposure and access to the Company’s Confidential Information during the Transition Period. The Executive agrees that he shall not at any time reveal to any person or entity any Confidential Information except to employees of the Company who need to know such Confidential Information for the purposes of their employment, or as otherwise authorized by the Company in writing. The Executive shall keep confidential all matters entrusted to him and shall not use or attempt to use any Confidential Information except as may be required in the ordinary course of performing the Continuing Duties, nor shall he use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss to the Company, whether directly or indirectly. The term “Confidential Information” shall include any information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential that is maintained by the Company as confidential, but shall not include information that has been released by the Company or a third party to the public or is otherwise in the public domain unless due to Executive’s breach of his duties as an employee or a breach of the Restrictive Covenants. Such Confidential Information shall include, but is not limited to, trade secrets or confidential information respecting products in development, inventions, products, designs, methods, know-how, techniques, systems, processes, specifications, blueprints, software programs, works of authorship, content, customer lists, customer information, financial information, pricing information, personnel information, business plans, projects, plans and proposals.

(b) Assignment of Inventions. If at any time or times during the Executive’s employment, he (either alone or with others) make, conceive, create, discover, invent or reduce to practice (or made, conceived, created, discovered, invented or reduced to practice) any Development that (i) relates to the Business of the Company (or the business conducted with the Company by any customer or commercial partner) or any of the products or services being developed, manufactured, licensed or sold by the Company or which may be used in relation therewith; or (ii) results from tasks assigned to the Executive by the Company; or (iii) results from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, then all such Developments and the benefits thereof are and shall immediately become the sole and absolute property of the Company and its assigns, as works made for hire or otherwise. The term “Development” shall mean any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, content, formula, data, technique, know-how, trade secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright, trademark or similar statutes or subject to analogous protection). The Executive shall promptly disclose to the Company (or any persons designated by it) each such Development. The

Executive hereby assigns all rights (including, but not limited to, rights to inventions, patentable subject matter, copyrights and trademarks) he may have or may acquire in the Developments and all benefits and/or rights resulting therefrom to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary plans and models) to the Company. The Executive will cooperate fully with the Company, both during and after his employment, with respect to the procurement, maintenance and enforcement of the Company’s intellectual property rights. The Executive agrees to sign all papers which the Company may deem necessary or desirable in order to protect rights and interests in any Company-related development. If the Company is unable, after reasonable effort, to secure its signature on any such papers, the Executive hereby irrevocably designates and appoints each officer of the Company as its agent and attorney-in-fact to execute any such papers on its behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Company-Related development.

(c) Non-Competition/Non-Solicitation. During the Transition Period and for the one year period immediately following the Termination Date (the “Restricted Period”), the Executive agrees that he will not, whether directly or indirectly, alone or as a consultant, partner, joint venturer, agent, independent contractor, officer, director, employee or stockholder, engage in any business activity with respect to any person or entity that is competitive with the Business of the Company. The Executive further agrees that during the Restricted Period he will not (i) induce or attempt to influence any employee or consultant of the Company to leave its employ; (ii) hire any person who is an employee or consultant of the Company; (iii) aid or agree to aid any competitor, customer or supplier of the Company in any attempt to hire any person who was employed by the Company at any time within the one-year period preceding such aid (provided, however, that nothing herein prevents Executive from providing a referral or reference letter on behalf of a person who was employed by the Company); or (iv) induce or attempt to influence any person or business entity who, during the Executive’s employment, was a vendor or customer of the Company or prospective customer with whom the Company had contact, to transact business that is competitive with the Business of the Company. Mere ownership of less than 1% of the outstanding voting shares of a public entity that may compete with the Company shall not be deemed a violation of this Agreement.

In the event that the Executive breaches any obligations under this Agreement, including any of the Restrictive Covenants, the Company may end the Executive’s employment for Cause and the Executive will be paid through the Termination Date but have no other rights under this Agreement. Such termination and cessation of rights shall be in addition to, and not in lieu of, any and all available legal and equitable remedies, including injunctive relief.

For purposes of the Restrictive Covenants, “Business of the Company” means the development, manufacture or marketing of:

•	Protein A affinity ligands and Protein A media;

•	carriers for affinity ligands;

•	growth factors for bioprocessing;

•	pre-packed chromatographic columns for purification of biologic drugs;

•	cell retention devices, filtration systems, filters or other analytical devices or products that are primarily used in the production of biologic drugs;and/or

•	test kits for Protein A,

provided the parties agree that the Executive may request a waiver with respect to particular part(s) of this definition by presenting a specific opportunity to the Board and the Board will consider such a request in its reasonable good faith discretion.

9.    Return of Property. The Executive acknowledges that all documents, records, apparatus, equipment and other physical property which were furnished or will be furnished to the Executive in connection with his employment at the Company remain and will remain the sole property of the Company. The Executive will return to the Company all such materials and property when requested by the Company. In any event, the Executive will return all such materials and property on or before the Termination Date, including, without limitation, all computer equipment, laptops, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). In the event that the Executive discovers that he continues to retain any such property after the termination of his employment, he shall return it to the Company immediately.

10.    Legal Representation. This Agreement is a legally binding document and his signature will commit the Executive to its terms. The Executive acknowledges that he has been advised to discuss all aspects of this Agreement with his attorney, and that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.

11.    Tax Treatment. The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be subject to any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

12.    Absence of Reliance. In signing this Agreement, the Executive is not relying upon any promises or representations made by anyone at or on behalf of the Company.

13.    Non-Admission. This Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever against the Executive. The Company specifically disclaims any liability or wrongdoing whatsoever against the Executive or any other person on the part of the Company, its affiliates, and their current and former agents, employees and shareholders.

14.     Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement or portions of the Agreement that have been incorporated by reference) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15.    Waiver. No waiver of any provision of this Agreement, the Restrictive Covenants or the Equity Agreements shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16.    Jurisdiction. The Executive and the Company hereby agree that the courts of the Commonwealth of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim for violation of this Agreement. With respect to any such court action, the Executive (i) submits to the jurisdiction of such courts, (ii) consents to service of process, and (iii) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

17.    Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts without regard to conflict of laws principles. In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either the Executive or the Company or the “drafter” of all or any portion of this Agreement.

18.    Entire Agreement. This Agreement supersedes any previous agreements or understandings between the Executive and the Company relating to the subject matter herein, including the Offer Letter, which is hereby terminated in their entirety and shall have no further force and effect, provided, however, the Restrictive Covenants and the Equity Agreements shall be in full force and effect and are hereby incorporated by reference. The Executive acknowledges and agrees that except for salary through the Effective Date of this Agreement, he is not entitled to any compensation or benefits under the Offer Letter or otherwise and any and all rights to compensation and benefits are set forth in this Agreement and the Equity Agreements.

19.    Time for Consideration and Effective Date. The Executive acknowledge that the Executive have been provided with the opportunity to consider this Agreement for twenty-one (21) days before signing it. To accept this Agreement, the Executive must return a signed original of this Agreement so that it is received by the Company’s officer Anthony Hunt, on or before the expiration of this twenty-one (21) day period. If the Executive sign this Agreement within less than twenty-one (21) days of the date of its delivery to him, the Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that the Executive had the opportunity to consider this Agreement for the entire twenty-one (21) day period. The Executive and the Company agree that any changes or modifications to this Agreement shall not restart the twenty-one (21) day period. For a period of seven (7) days from the day of the execution of this Agreement, the Executive shall retain the right to revoke this Agreement by written notice that must be received by Mr. Hunt before the end of such revocation period. This Agreement shall become effective on the business day immediately following the expiration of the revocation period (the “Effective Date”), provided that the Executive does not revoke this Agreement during the revocation period.

20.    Legally Binding; Advice of Counsel. This Agreement is a legally binding document, and the Executive’s signature will commit the Executive to its terms. The Executive acknowledge that the Executive have it carefully read and fully understand all of the provisions of this Agreement, that the Company has advised the Executive to consult with counsel prior to entering into this Agreement, and that the Executive are voluntarily entering into this Agreement.

21.    No Transfer. The Executive represents that he has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim against any of the Releasees or any portion thereof or interest therein.

22.    Binding Nature of Agreement. This Agreement shall be binding upon each of the parties and upon the heirs, administrators, representatives, executors, successors and assigns of each of them, and shall inure to the benefit of each party and to the heirs, administrators, representatives, executors, successors, and assigns of each of them.

23.    Modification of Agreement. This Agreement may be amended, revoked, changed, or modified only upon a written agreement executed by both parties. No waiver of any provision of this Agreement will be valid unless it is in writing and signed by the party against whom such waiver is charged.

24.    Counterparts. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original. Facsimile and pdf signatures shall be deemed to be of equal force and effect as original signatures.

25.    Definition. For purposes of this Agreement, the term “Company” shall include the Company and its affiliated and related entities, and its and their respective predecessors, successors and assigns.

[Signature Page Follows Next]

This Agreement has been executed as a sealed instrument by the Executive and the Company.

EXECUTIVE

/s/ Walter C. Herlihy, Jr.		1/22/15
Walter C. Herlihy, Jr.		Date

COMPANY

By:	/s/ Tony J. Hunt	1/22/15
Date

EXHIBIT A

CERTIFICATE UPDATING RELEASE OF CLAIMS

I, Walter C. Herlihy, Jr., hereby acknowledge and certify that I entered into a Transitional Services and Separation Agreement (the “Agreement”) with Repligen Corporation, a Delaware corporation (“Repligen” or “the Company”), dated January 22, 2015 (the “Agreement”). Pursuant to the Agreement, I am required to execute this certificate, which updates the release of claims set forth in Section 6 of the Agreement (this “Certificate”) in order to be eligible for the accelerated vesting set forth in Section 4 of the Agreement. I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit A.
2.	In consideration of accelerated vesting described in Section 4 of the Agreement, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 6 of the Agreement to any and all claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.
3.	I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.
4.	I agree that this Certificate is part of the Agreement.

Walter C. Herlihy, Jr.

Date